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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Andover Togs, Inc.

We consent to incorporation by reference in the registration statement (No. 33-33963) on Form S-8 of Andover Togs, Inc. of our report dated April 4, 1997, except for Note 17 as to which the date is May 12, 1997, relating to the consolidated balance sheet of Andover Togs, Inc. and subsidiaries as of November 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows and related Schedule II for the year then ended, which report appears in the November 30, 1996 annual report on Form 10-K of Andover Togs, Inc.


                                                      /s/ MAHONEY COHEN
                                                          & COMPANY, CPA, P.C.


New York, New York
August 18, 1997




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